Exhibit 99.3

CTG Employee Letter

TO: All CTG Employees

FROM: Filip Gyde

SUBJECT: Exciting News About CTG’s Next Chapter

Dear CTG colleagues,

Today I am excited to share that CTG is embarking on an important new chapter. Moments ago, we announced that we entered into an agreement for CTG to be acquired by Cegeka, a leading IT solutions company.

Founded in 1992 by Andre Knaepen, Cegeka is headquartered in Hasselt, Belgium. A successful, profitable, and rapidly growing IT solutions leader, the company achieved €871M ($959M) in revenues in 2022. Led by CEO Stijn Bijnens, Cegeka employs over 6,000 people and has operations in 13 countries. Today, they offer a robust portfolio of integrated end-to-end capabilities—from application services highly focused on cloud-native offerings to infrastructure, data solutions, and professional consultancy services.

Similar Paths and Shared Values

CTG and Cegeka both come from humble beginnings. In 1966, CTG started as a small private company in Western New York, the brainchild of two young, ambitious IT professionals who had visions beyond the corporate world of a company that put the client first and boldly proclaimed, “We say what we do, we do what we say, and always get the job done.” This client-first mindset is at the core of one of our four tenets today—close to the client.

Cegeka was the vision of Andre, who invested all his savings in the business and promised success to its then 30 employees. “In close cooperation” was the Company’s guiding star then and remains so today. Stijn recently described it as “… centered on building lasting relationships based on trust and transparency.”

And above all else, both organizations believe that our teams are at the foundation of our success. Our companies are here because of our teams, the values we hold, and the actions we take. This shared people-first value will drive us all to better serve our clients, create new opportunities for our employees, and propel our combined business to new heights.

Shifting Toward the Future

For more than five decades, CTG has guided thousands of clients through strategic shifts in their industries to ensure continued success and competitive advantage. Today, CTG is accelerating our own strategic shift.

In our era of rapid technology change and strong macroeconomic conditions, many companies, including CTG, are looking at “What’s next?” To remain successful in today’s increasingly competitive digital tech services and solutions market, we must constantly seek to evolve, innovate, and explore every opportunity to build toward, and invest in, the future. Agreements like the one we entered into today are the fuel that can, and often do, catapult organizations like CTG and Cegeka to new and exciting growth trajectories.

Stronger Together

The combination of Cegeka and CTG is expected to create a global IT solutions organization with a robust portfolio of solutions supported by an expanded Global Delivery Network and innovative technologies and digital accelerators. Joining together will accelerate both organizations’ achievement of our global growth ambitions. Together, we will have operations in 18 countries and become over 9,000 strong.

Next Steps—Business as Usual and All Hands Call

Today is just the first step. This transaction will take us from public to private—no small undertaking. We expect to close the transaction, subject to customary closing conditions and CTG shareholder and regulatory approvals. Until then, we will remain separate companies. At CTG, it is business as usual. After closing, we will follow a collaborative, deliberate, and thoughtful integration process to define how best to unite our organizations.

Due to CTG’s status as a publicly traded company, we must exercise discretion in sharing specific details at this stage. We are rigorously complying with all legal procedures and requirements. I commit that we will share relevant developments as soon as possible.

We expect today’s announcement to generate interest in CTG from people outside our organization. If you receive inquiries from the media, investors, analysts, or other outside parties, please do not comment or respond, then notify CFO John Laubacker (john.laubacker@ctg.com) or CMO Amanda LeBlanc (amanda.leblanc@ctg.com). They will ensure the inquiry is directed to the appropriate person.

Today’s announcement is a testament to your hard work and the strong heritage CTG has built over five decades of business and will undoubtedly bring new and exciting opportunities for our teams and clients. I look forward to sharing more on our Global All Hands Call today at 12:15 p.m. ET and answering some of your questions.

On behalf of CTG’s management team, thank you for your continued dedication.

[Filip’s Signature Block]

Important Information for Investors and Security Holders

The tender offer for all of the outstanding common stock of CTG referred to in this document has not yet commenced. The description contained in this document is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Cegeka will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy the common stock of CTG will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Cegeka will file a tender offer statement on Schedule TO and thereafter CTG will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Cegeka and when available may be obtained by directing a request to the information agent for the tender offer that will be named in the Schedule TO and related offer documents. Copies of the documents filed with the SEC by CTG will be available free of charge on CTG’s internet website at www.ctg.com or by contacting CTG’s Investor Relations Department at 716 887 7368.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Cegeka, as well as the solicitation/recommendation statement filed by CTG, CTG will also file periodic and current reports with the SEC. You may read and copy any reports or other information filed by Cegeka or CTG at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CTG’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

This document contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, including statements regarding the proposed acquisition of CTG by Cegeka (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Cegeka and CTG. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the ability of the parties to satisfy the closing conditions for the Proposed Acquisition on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Proposed Acquisition; statements about the expected timetable for completing the Proposed Acquisition; uncertainties as to how many of CTG’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of events that may give rise to a right of one or both of Cegeka and CTG to terminate the merger agreement; negative effects of the announcement of the Proposed Acquisition on the market price of CTG’s common stock and/or on its business, financial condition, results of operations and financial performance (including the ability of CTG to maintain relationships with its customers, suppliers and others with whom it does business); the effects of the Proposed Acquisition (or the announcement thereof) on CTG’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; competition for clients; the increased bargaining power of CTG’s large clients; the occurrence of cyber incidents and CTG’s ability to protect confidential client data; the partial or complete loss of the revenue CTG generates from its largest client, International Business Machines Corporation (IBM); the uncertainty of CTG’s clients’ implementations of cost reduction projects; the mix of work at CTG between IT Solutions and Services and Non-Strategic Technology Services, and the risk of disengaging from Non-Strategic Technology Services; currency exchange risks; risks associated with CTG’s domestic and foreign operations, including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the conflict between Russian and Ukraine and recent developments in China, and volatility in the global credit and financial markets and economy; renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties; the impact of current and future laws and government regulations, as well as repeal or modification of such, affecting the IT solutions and services industry, taxes and CTG’s operations in particular; industry, economic, and political conditions, including fluctuations in demand for IT services; and consolidation among CTG’s competitors or clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Cegeka and CTG and could cause actual results to differ materially. The forward-looking statements included in this document are made only as of the date hereof. Cegeka and CTG do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to CTG can be found in CTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and in other documents filed from time to time with the SEC by CTG and available at www.sec.gov and www.ctg.com.